Exhibit 99.1

Springbig, AI MarTech Leader, Reports Q2 2025 Results with Positive EBITDA, Cash Flow Growth and Strategic Cost Cuts

▪	Second consecutive quarter with positive Adjusted EBITDA*, increasing year-to-date Adjusted EBITDA* to $0.6 million, representing a $0.1 million year-on-year improvement

▪	6% quarter-over-quarter increase in revenue to $5.8 million

▪	Cash flows provided from operations of $0.2 million an improvement of $2.1 million year-on-year

Boca Raton, Fla. – August 14, 2025 -- SpringBig Holdings, Inc. OTCQB: SBIG (“Springbig” or the “Company”), a leading provider of AI powered MarTech solutions for regulated industries, today announced its financial results for the second quarter ended June 30, 2025.

“Springbig’s new leadership team is executing with urgency and discipline, and the results are already showing,” said Jaret Christopher, CEO and Chairman of Springbig. “In Q2, we delivered tangible progress in our turnaround, with positive EBITDA momentum, stronger cash flow, and improved operational efficiency.”

“Through our AI-powered MarTech and loyalty SaaS platform, we help regulated-market businesses increase customer retention, drive measurable ROI, and grow revenue. Springbig is positioned to remain the premier solution in our industry while creating long-term value for both clients and shareholders,” Christopher added.

Jason Moos, Springbig’s CFO, added “We are reporting year-over-year improvements in both positive Adjusted EBITDA and positive cash flow from operations for the six months ended June 30, 2025. Our Adjusted EBITDA of $0.6 million for the first half of 2025 reflects a $0.1 million improvement compared to the same period last year—achieved despite an 11% decline in revenue amid ongoing headwinds in regulated markets.* We continue to maintain financial discipline, executing targeted cost reductions across the organization. This includes renegotiating major vendor contracts and securing a more favorable lease for our corporate headquarters. The new lease reduced the company’s future lease obligation by $3.2 million. Excluding one-time charges, our operating expenses have decreased by 12% year-over-year.”

Second Quarter 2025 Financial Highlights:

●	Revenue was $5.8 million, compared to $6.4 million in the prior year.

●	Subscription revenue represents 84% of total revenue at $4.9 million, compared to $5.5 million in the prior year.

●	Gross profit was $4.3 million, representing a gross profit margin of 74%.

●	Operating expenses, including one-time costs, increased by 7% year-on-year to $5.1 million.

●	Net loss was $(1.1) million, compared to a net loss of $(0.6) million in the prior year.

●	Adjusted EBITDA* positive $0.3 million compared to $0.3 million in the prior year.

●	Basic net loss per share was $(0.02) based on 46.8 million weighted average shares outstanding. Total shares outstanding as of June 30, 2025, were 46.8 million.

Half Year 2025 Financial Highlights:

●	Revenue was $11.4 million, compared to $12.8 million in the prior year.

●	Subscription revenue represents 86% of total revenue at $9.7 million, compared to $10.6 million in the prior year.

●	Gross profit was $8.6 million, representing a gross profit margin of 76%.

●	Operating expenses, including one-time costs, increased by $0.1 million, or 1% year-on-year, to $9.8 million.

●	Net loss was $(1.9) million, compared to a net loss of $(0.2) million in the prior year.

●	Adjusted EBITDA* positive $0.6 million compared to $0.5 million in the prior year.

Financial Outlook

Springbig enters the second half of 2025 with positive momentum, strengthened by improved revenue quality, disciplined operations, and expanding profitability. The company remains focused on sustaining Adjusted EBITDA* growth and building a durable financial foundation to support long-term shareholder value.

* Adjusted EBITDA is a non-GAAP (as defined below) financial measure. For more information, see “Use of Non-GAAP Financial Measures” below. Additionally, reconciliations of GAAP to non-GAAP financial measures have been provided in the tables included in this release.

Adjusted EBITDA is a non-GAAP financial measure provided in this “Financial Outlook” section on a forward-looking basis. The Company does not provide a reconciliation of such forward-looking measure to the most directly comparable financial measure calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

About Springbig

Springbig is a market-leading, AI software platform providing customer loyalty and marketing automation solutions to retailers and brands in the U.S. and Canada. Springbig’s AI MarTech platform connects consumers with retailers and brands, primarily through SMS marketing, as well as emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. Springbig offers marketing automation solutions that provide for consistency of customer communication, thereby driving customer retention and retail foot traffic. Additionally, Springbig’s reporting, and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends. For more information, visit https://springbig.com/.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events and financial results that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. In particular, these include but are not limited to statements relating to the Company’s business strategy, future offerings and programs and expected financial performance for the third quarter of 2025 and the year ending December 31, 2025. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the fact that we have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful; that if we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, if we fail to retain our existing clients or acquire new clients, and/or if we fail to expand effectively into new markets, our revenue may decrease and our business may be harmed; and the other risks and uncertainties described under “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2025. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of Springbig), and other assumptions, which may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements other than as required by applicable law. The Company does not give any assurance that it will achieve its expectations.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net income before interest, taxes, depreciation and amortization, in the case of EBITDA, and further adjustments to exclude unusual and/or infrequent costs, in the case of Adjusted EBITDA, which are detailed in the reconciliation table that follows, in order to provide investors with additional information regarding our financial results. Below we have provided a reconciliation of net loss (the most directly comparable GAAP financial measure) to EBITDA and Adjusted EBITDA.

We present EBITDA and Adjusted EBITDA because these metrics are key measures used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. Management also believes that these measures provide improved comparability between fiscal periods.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and

●	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to us.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Investor Relations Contact

Claire Bollettieri

VP of Investor Relations

ir@springbig.com

SpringBig Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,383	$1,179
Accounts receivable, net of allowance of $209 and $426, respectively	2,136	2,213
Contract assets	162	188
Prepaid expenses and other current assets	453	284
Total current assets	4,134	3,864
Right of use asset	470	2,757
Property and equipment, net	25	204
Total assets	$4,629	$6,825

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$806	$924
Accrued expenses and other current liabilities	3,963	2,630
Deferred payroll tax credits	1,979	1,751
Operating lease liability, current	218	365
Total current liabilities	6,966	5,670
Long-term debt, non-current	8,730	8,364
Operating lease liability, non-current	249	2,551
Warant liabilities	11	11
Total liabilities	15,956	16,596

Stockholders’ Deficit
Common stock par value $0.0001 per shares, 300,000,000 authorized at June 30, 2025; 46,859,495 issued and outstanding as of June 30, 2025; 300,000,000 authorized at December 31, 2024; 46,348,351 issued and outstanding as of December 31, 2024	$4	$4
Additional paid-in-capital	29,002	28,666
Accumulated deficit	(40,333)	(38,441)
Total stockholders’ deficit	(11,327)	(9,771)
Total liabilities and stockholders’ deficit	$4,629	$6,825

SpringBig Holdings, Inc.

Condensed Consolidated Statement of Operations (unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Revenues	$5,837	$6,422	$11,350	$12,818
Cost of revenues	1,499	1,725	2,705	3,441
Gross Profit	4,338	4,697	8,645	9,377
Expenses
Selling, servicing and marketing	1,147	1,127	2,206	2,654
Technology and software development	1,233	1,270	2,504	2,936
General and administrative	2,684	2,357	5,089	4,126
Total operating expenses	5,064	4,754	9,799	9,716

Loss from operations	(726)	(57)	(1,154)	(339)

Interest income	33	2	33	6
Interest Expense	(317)	(544)	(640)	(1,419)
Loss on asset disposal	(131)	-	(131)	-
Gain on note repurchase	-	-	-	1,573
Change in fair value of warrants	-	(48)	-	(51)
	(415)	(590)	(738)	109

Loss before income taxes	$(1,141)	$(647)	$(1,892)	$(230)
Income taxes expense	-	-	-	-
Net loss	$(1,141)	$(647)	$(1,892)	$(230)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.01)

Weighted-average common shares outstanding:
Basic and diluted	46,829,586	45,721,610	46,609,898	45,576,941

SpringBig Holdings, Inc.

Statement of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(1,892)	$(230)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on note repurchase	-	(1,573)
Loss on asset disposal	131	-
Non-cash interest expense	434	108
Depreciation and amortization	62	101
Amortization of debt financing costs	36	203
Stock-based compensation expense	336	395
Credit loss expense	220	167
Amortization of operating lease right of use assets	183	180
Change in fair value of warrants	-	51
Changes in operating assets and liabilities:
Accounts receivable	(143)	(442)
Prepaid expenses and other current assets	(169)	368
Contract assets	26	21
Accounts payable and other liabilities	1,339	(1,233)
Operating lease liabilities	(345)	(35)
Net cash provided by (used in) operating activities	218	(1,919)

Cash flows from investing activities
Purchases of property and equipment	(14)	(63)
Net cash used in investing activities	(14)	(63)

Cash flows from financing activities
Proceeds from issuance of convertible notes	-	6,400
Repayment of convertible notes	-	(2,895)
Proceeds from the issuance of term notes	-	1,600
Repayment of short-term cash advances	-	(1,415)
Repayment of related party payable	-	(540)
Cost of convertible and term note issuance	-	(775)
Net cash provided by financing activities	-	2,375

Net increase in cash and cash equivalents	204	393
Cash and cash equivalents, at beginning of the period	1,179	331
Cash and cash equivalents, at end of the period	$1,383	$724
Supplemental cash flows disclosures
Interest paid	$170	$847
Common stock issued for services rendered relating to debt financing	$-	$37
Obtaining a right-of-use asset in exchange for a lease liability	$310	$2,781
Right-of-use asset derecognized in connection with early lease termination	$2,413	$-
Amount added to principal for non-cash interest on convertible notes	$331	$-

SpringBig Holdings, Inc.

Reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net (loss) income	$(1,141)	$(647)	$(1,892)	$(230)
Interest income	(33)	(2)	(33)	(6)
Interest expense	317	544	640	1,419
Income tax expense	-	-	-	-
Depreciation expense	29	47	62	101
EBITDA	(828)	(58)	(1,223)	1,284

Stock-based compensation	173	200	336	395
Credit loss expense	130	80	220	167
Gain on repurchase of convertible debt	-	-	-	(1,573)
Lease termination fee	550	-	550	-
Severance and related payments	260	60	727	156
Change in fair value of warrants	-	48	-	51
Adjusted EBITDA	$285	$330	$610	$480